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EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

        We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 11, 2005, relating to the consolidated financial statements of Crystallex International Corporation as at December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, and incorporated by reference in the Annual Report on Form 40-F of Crystallex International Corporation for the year ended December 31, 2004, and to the reference to us under the heading "Experts", which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Toronto, Ontario
July 28, 2005

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CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS